UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 6, 2013 (February 5, 2013)

NCR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-00395	31-0387920
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3097 Satellite Blvd.

Duluth, Georgia 30096

(Address of Principal Executive Offices, Including Zip Code)

(937) 445-5000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Third Amendment to the Credit Agreement

On February 5, 2013, NCR Corporation (“NCR”) entered into a Third Amendment to that certain Credit Agreement, dated as of August 22, 2011, as amended and restated as of August 22, 2012 (the “Credit Agreement”), with and among the lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as the administrative agent (the “Third Amendment”). Amendments to the Credit Agreement that were effected by the Third Amendment include the following:

•

The incremental facility feature of the Credit Agreement was amended to permit NCR to request incremental term loans and/or revolving credit facilities with commitments in an aggregate amount not to exceed:

–

prior to the date that NCR obtains an investment grade rating, the greater of (i) the remaining existing incremental facility capacity (currently $200,000,000), and (ii) an aggregate amount that would not cause the Secured Leverage Ratio (as defined in the Credit Agreement), calculated on a pro forma basis including the incremental facility and assuming that it and the revolver are fully drawn, to exceed 2.75 to 1.00; and

–

after the date that NCR obtains an investment grade rating, an aggregate amount that would not cause the Leverage Ratio (as defined in the Credit Agreement), calculated on a pro forma basis including the incremental facility and assuming that it and the revolver are fully drawn, to exceed a level that is 0.50 less than the then-applicable Leverage Ratio covenant.

•

The definition of “Consolidated EBITDA” was amended to allow NCR to give immediate effect to its eventual implementation of mark-to-market accounting for its pension and retirement plans (including by calculating Consolidated EBITDA on such basis for each fiscal quarter in the four quarter test period ending December 31, 2012).

•

The covenant on restricted payments was modified to permit share repurchases, dividends and other restricted payments in an amount not to exceed $50,000,000 in any fiscal year, with the ability to carry forward unused amounts for share repurchases, dividends and other restricted payments in future fiscal years.

•

The existing baskets for sales of assets and incurrence of indebtedness in connection with securitizations and the use of securitization vehicles were increased, in each case, to $200,000,000 from $150,000,000.

•

Modifications were made to the covenant regarding asset sales to accommodate certain pre-existing stock options and rights at subsidiaries of Retalix, Ltd. (“Retalix”) that remained outstanding following the acquisition of Retalix by NCR.

Other Related Matters

The representations, warranties and covenants contained in the Third Amendment and the Credit Agreement were made solely for purposes of such documents and as of specific dates, were made solely for the benefit of the parties to the applicable documents, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Third Amendment and Credit Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to shareholders. Shareholders are not third-party beneficiaries under the Credit Agreement or the Third Amendment and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of NCR or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Third Amendment which subsequent information may or may not be fully reflected in NCR’s public disclosures.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On February 6, 2013, NCR, through its indirect wholly owned subsidiary, Moon S.P.V. (Subsidiary) Ltd., a private company formed under the laws of the State of Israel (“Merger Sub”), consummated its acquisition of Retalix, pursuant to the previously announced Agreement and Plan of Merger (the “Agreement”), dated November 28, 2012, by and among NCR, Merger Sub, and Retalix. As a result of the acquisition, Retalix is now an indirect wholly owned subsidiary of NCR. A copy of the Agreement is attached hereto as Exhibit 2.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures of the material terms and conditions of the Third Amendment contained in Item 1.01 above are hereby incorporated into this Item 2.03 by reference.

Item 7.01.	Regulation FD Disclosure.

On February 6, 2013, NCR issued a press release to announce the completion of the acquisition. The press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Limitation on Incorporation by Reference. The information furnished in this Item 7.01, including the press release attached hereto as Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated November 28, 2012, by and among NCR Corporation, Moon S.P.V. (Subsidiary) Ltd., and Retalix, Ltd. Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	Press release dated February 6, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2013	NCR Corporation

/s/ Jennifer M. Daniels
Jennifer M. Daniels Senior Vice President, General Counsel and Corporate Secretary